                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of WRC Media Inc., Weekly Reader Corporation and CompassLearning, Inc. on Form S-4 of our report dated August 30, 1999 (November 17, 1999 as to Note 1) relating to our audit of Weekly Reader Corporation and subsidiaries and our report dated July 31, 1998
(August 5, 1998 as to Note 14) relating to our audit of American Guidance Service, Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Independent Public Accountants" in such Prospectus.

DELOITTE & TOUCHE LLP
New York, New York
February 3, 2000